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                                                                    EXHIBIT 21.1

                             INTEGON CORPORATION'S

                                  SUBSIDIARIES

            Integon Non-Life Holdings Corporation     Delaware

            Integon P&C Corporation                   Delaware

            Integon Indemnity Corporation             North Carolina

            Integon General Insurance Corporation     North Carolina

            New South Insurance Company               North Carolina

            Integon Specialty Insurance Company       North Carolina

            Integon Preferred Insurance Company       North Carolina

            Integon National Insurance Company        North Carolina

            Integon Casualty Insurance Company        North Carolina

            Integon Services Company                  North Carolina

            Salem Underwriters, Inc.                  North Carolina

            Carolina National, Ltd.                   Bermuda